EXHIBIT 99.1




         Contact:
         Robert J. Hugin                             Brian P. Gill
         Senior VP and CFO                           Director of PR/IR
         Celgene Corporation                         Celgene Corporation
         (908) 673-9102                              (908) 673-9530


                       CELGENE CORPORATION REPORTS RECORD
                         OPERATING PERFORMANCE FOR 2005

             42% INCREASE IN TOTAL REVENUE FOR 2005 VERSUS PRIOR YEAR

             35% ANNUAL INCREASE IN TOTAL PRODUCT SALES FOR 2005

             100% INCREASE IN ADJUSTED OPERATING INCOME YEAR-OVER-YEAR


FOURTH QUARTER HIGHLIGHTS:
--------------------------

o    REVLIMID(R) NDA GRANTED FDA APPROVAL FOR MDS DELETION 5q

o    REVLIMID sNDA SUBMITTED TO FDA FOR RELAPSED OR REFRACTORY MULTIPLE MYELOMA

o    REVLIMID MAA FILING UNDER REVIEW AT EMEA FOR MDS DELETION 5q

o    REVLIMID MAA SUBMITTED TO SWITZERLAND FOR MDS DELETION 5q

o MORE THAN 100 ABSTRACTS AT ASH 2005; 23 ORAL PRESENTATIONS INCLUDING SURVIVAL DATA FOR REVLIMID AND THALOMID(R)

o CELGENE COMPLETED RESPONSE TO THALOMID sNDA APPROVABLE LETTER FOR NEWLY DIAGNOSED MULTIPLE MYELOMA; FDA ACTION EXPECTED 1H2006

o THALOMID PIVOTAL PHASE III MULTIPLE MYELOMA TRIAL REACHED PRE-SPECIFIED INTERIM ENDPOINT

2005 FINANCIAL RESULTS:
-----------------------

o    CELGENE REPORTED THIRD CONSECUTIVE FULL-YEAR OF PROFITABILITY

o    FULL-YEAR REVENUE INCREASED 42.2% TO $536.9 MILLION VERSUS PRIOR YEAR

o R&D EXPENDITURES INCREASED 18.6% TO $190.8 MILLION SUPPORTING LATE-STAGE REGULATORY PROGRAMS

o ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES INCREASED 57% TO $179.3 MILLION INCLUDING $40 MILLION TO SUPPORT REVLIMID PRE-LAUNCH ACTIVITIES

o ADJUSTED FULL-YEAR EARNINGS PER SHARE INCREASED TO $0.38 PER DILUTED SHARE EXCLUDING IMPACT OF UNUSUAL AND NON-RECURRING CHARGES OF $4.5 MILLION OR $0.03 PER DILUTED SHARE

2006 FINANCIAL OUTLOOK:
-----------------------

o    CELGENE FORECASTS STRONG OPERATIONAL PERFORMANCE IN 2006

o RESEARCH AND DEVELOPMENT EXPENSE EXPECTED TO INCREASE APPROXIMATELY 20 TO 25%, YEAR-OVER-YEAR

o SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ARE TARGETED TO INCREASE APPROXIMATELY 10 TO 15%, YEAR-OVER-YEAR

o INTERNATIONAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TARGETED TO A RANGE OF $30 TO $35 MILLION

o EARNINGS PER SHARE IN 2006 SUBJECT TO REVLIMID(R) U.S. AND EMEA REGULATORY APPROVALS AND LAUNCH TIMELINES

2006 MILESTONES:
----------------

o REVLIMID SUBMISSION TO EMEA FOR RELAPSED OR REFRACTORY MULTIPLE MYELOMA EXPECTED IN FIRST QUARTER 2006

o    EXPAND REVLIMID INTERNATIONAL REGULATORY SUBMISSIONS

o    ADVANCE REVLIMID PHASE II NHL TRIALS

o    INITIATE REVLIMID CLL REGISTRATION PROGRAM

o    ADVANCE REVLIMID NEWLY DIAGNOSED MULTIPLE MYELOMA TRIALS

o    CONTINUE REVLIMID BROAD PHASE II HEMATOLOGY AND ONCOLOGY CLINICAL PROGRAMS

o INITIATE POTENTIAL REGULATORY STUDIES IN CC-4047 IN SICKLE CELL ANEMIA AND MYELOFIBROSIS

o    INITIATE AND ADVANCE CC-10004 TRIALS IN PSORIASIS AND OTHER PILOT STUDIES

o    COMPLETE CC-11006 PHASE I STUDY; INITIATE CC-10015 PHASE I TRIAL

o    ADVANCE JNK-401 CLINICAL PROGRAM

o    ADVANCE CELLULAR THERAPEUTICS BIOMATERIALS AND STEM CELL PRODUCTS

o    ADVANCE PRE-CLINICAL LIGASE AND KINASE INHIBITOR PROGRAMS

SUMMIT, NJ - (JANUARY 26, 2006) - Celgene Corporation (NASDAQ: CELG) announced adjusted net income of $68.1 million, or adjusted earnings per diluted share of $0.38, for the full-year. On a reported basis, under U.S. Generally Accepted Accounting Principles (GAAP), Celgene reported net income of $63.7 million, or diluted earnings per share of $0.35, compared to net income of $52.8 million, or diluted earnings per share of $0.31 in the comparable 2004 period. Total revenue was a record $536.9 million, an increase of 42% over the same period in 2004. THALOMID(R) net sales for the full-year were $387.8 million, compared to $308.6 million in 2004, an increase of 25% year-over-year. Revenue from the Ritalin(R) family of drugs totaled $72.8 million for the year, including a milestone payment of $20 million, an increase of 89% versus prior year.

Total revenue for the fourth quarter increased 42% to $149.3 million from $105.4 million for the prior-year quarter. THALOMID net sales in the fourth quarter of 2005 increased 23% to $105.8 million from $86.1 million in the fourth quarter of 2004. Celgene posted fourth quarter adjusted net income of $8.0 million, or adjusted earnings per diluted share of $0.04 compared to adjusted net income of $17.4 million or adjusted earnings per diluted share of $0.10 in the fourth quarter of 2004. Sequentially, total revenue increased approximately 15% to $149.3 million in the fourth quarter from $129.5 million in the third quarter of 2005, with THALOMID sales rising approximately 7% quarter-over-quarter to $105.8 million from $99.1 million. On a reported basis, under U.S. GAAP, Celgene reported earnings per diluted share of $0.02 in the fourth quarter of 2005 versus $0.13 in the same quarter of 2004.

Adjusted net income and per share amounts for the three and twelve-month periods ended December 31, 2005, eliminate the effects of charges for accelerated depreciation expense related to the Company's corporate headquarters relocation, charges to record our share of equity losses in EntreMed, Inc. and to adjust the income tax provision to reflect cash taxes. Adjusted net income and per share amounts for the twelve-month period ended December 31, 2005 also excludes a charge recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise. Adjusted net income and per share amounts for the three and twelve-month periods ended December 31, 2004 excludes charges recorded for changes in the estimated value of our investment in EntreMed, Inc. warrants and to adjust the income tax provision to reflect cash taxes.

To further accelerate the progress of key late-stage regulatory programs, Celgene increased R&D expenditures in REVLIMID(R) Phase II and Phase III regulatory programs in myelodysplastic syndromes and multiple myeloma, including the ongoing pivotal Phase III MDS deletion 5q trial to support the Company's MAA seeking approval to market REVLIMID in Europe. Celgene incurred R&D expenses of $52.4 million in the fourth quarter of 2005, representing an increase of 19% compared to the year ago quarter. These R&D expenditures continue to support ongoing clinical progress in multiple proprietary development programs for THALOMID(R), REVLIMID, and for other immunomodulatory drugs such as CC-4047, CC-11006 and CC-10050, as well as in the TNF alpha, kinase and ligase inhibitor programs and stem cell program.

Celgene reported $724.3 million in cash and marketable securities as of December 31, 2005.

"In 2005, we made great strides across all areas of Celgene, and in 2006, we will continue to prepare for an incredibly promising future," said Celgene Chairman and Chief Executive Officer John W. Jackson. " We believe that the REVLIMID transformation is well on its way."

2005 COMPANY HIGHLIGHTS:

CLINICAL, REGULATORY AND DRUG DISCOVERY ACHIEVEMENTS:
-----------------------------------------------------

o The U.S. Food and Drug Administration (FDA) granted approval of REVLIMID for the treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities. REVLIMID is now available through an Education and Prescribing Safety Program, called RevAssist(SM) via specialty pharmacies.

o    The  FDA  granted   approval  for  FOCALIN  XR   (dexmethylphenidate   HCl)
     extended-release       capsules       for      the       treatment       of
     Attention-Deficit/Hyperactivity Disorder (ADHD) in adults, adolescents and children. The approval of FOCALIN XR for the treatment of ADHD was based on efficacy and safety data from clinical trials involving approximately 320 adults, adolescents and children diagnosed with ADHD.

o The European Medicines Agency (EMEA) accepted for review the Company's Marketing Authorization Application (MAA) for REVLIMID. The application is based on the same clinical data, from an open-label Phase II trial, evaluated by the FDA to support its decision to approve REVLIMID as a treatment for transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

o Celgene submitted its Supplemental New Drug Application (sNDA) for REVLIMID to the Division of Oncology Drug Products at the FDA seeking approval to market REVLIMID as a treatment for relapsed or refractory multiple myeloma.

o Celgene submitted its MAA for REVLIMID to the Swiss Intercantonal Medicines Control Office seeking approval to market REVLIMID as a treatment for transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.

o The FDA issued an approvable letter in response to the Company's sNDA seeking approval to market THALOMID as a treatment for multiple myeloma
     (MM).  The  FDA  requested  revised  product  labeling  with  the  specific indication of newly diagnosed multiple myeloma and updated safety information, as well as some additional patient information to finalize its review. The Company has completed its response, and anticipates an action by the FDA in the first half of 2006.

o The Company announced that an external Independent Data Monitoring Committee analysis of the multi-centered, randomized, placebo-controlled phase III study (MM-003) evaluating combination thalidomide plus dexamethasone versus dexamethasone alone as induction therapy for previously untreated multiple myeloma met the pre-specified p<0.0015 value for stopping the trial. The IDMC found time to disease progression - the primary endpoint of this Phase III trial - of 75.7 weeks versus 27.9 weeks (p=0.000065), plus progression-free survival of 55.7 weeks versus 24.3 weeks (p=0.0003) in patients receiving THALOMID plus dexamethasone compared to patients receiving dexamethasone alone.

o At THE 47TH AMERICAN SOCIETY OF HEMATOLOGY MEETING (ASH), clinical investigators from leading cancer research centers presented data from recent and on-going clinical trials of THALOMID, and REVLIMID in broad indications, including survival data in multiple myeloma. The presentations included 30 abstracts clinically evaluating REVLIMID in both oral and poster sessions, including a plenary session, across a broad range of disease indications, as well as 77 abstracts clinically evaluating THALOMID in both oral and poster sessions.

o At the ASH plenary session, updated clinical data were presented on two Phase III pivotal studies evaluating REVLIMID plus dexamethasone in previously treated multiple myeloma patients. The updated clinical data from the pivotal International Phase III trial (MM-010), demonstrated that the combination of REVLIMID plus dexamethasone led to a statistically significant improvement in median time to disease progression (p=0.001). The updated clinical data from the pivotal North American Phase III trial (MM-009), reported that the combination of REVLIMID(R) plus dexamethasone led to a statistically significant improvement in overall survival in addition to a statistically significant improvement in median time to disease progression. As of June 2005, median overall survival in patients treated with REVLIMID plus dexamethasone has not been reached as compared to 104 weeks with dexamethasone plus placebo (p=0.013).

o At ASH, clinical data from two phase III studies evaluating oral combination THALOMID(R) reported survival advantage for elderly newly diagnosed multiple myeloma patients. The Italian study reported a statistically significant difference in event-free survival of 68 percent versus 32 percent (p<0.001) after twenty-six months of treatment with melphalan, prednisone and thalidomide (MPT) versus melphalan and prednisone
     (MP) alone. The French study reported a significant difference in progression-free survival of 73 percent versus 55 percent (p=0.0001) after treatment with MPT versus melphalan and autologous stem cell transplant. Importantly, the study reported a significant difference in overall survival that has not been reached after 55 months.

o At the XXIII Chemotherapy Foundation Symposium, preliminary clinical data evaluating THALOMID as an oral combination therapy for the treatment of recurrent epithelial ovarian cancer in patients who had received prior treatments reported 50% of patients achieved overall response in median progression free survival.

2005 CORPORATE AND COMMERCIAL ACHIEVEMENTS:
-------------------------------------------

o Celgene announced that its Chairman and Chief Executive Officer John W. Jackson will retire as Chief Executive Officer on May 1, 2006. Mr. Jackson will continue as Chairman of the Board of Directors and stand for re-election at the Company's annual meeting on June 15, 2006. On May 1st, Sol J. Barer will assume responsibility as the Company's Chief Executive Officer. At the same time, Robert J. Hugin will assume Dr. Barer's current role as President and Chief Operating Officer.

o The Board of Directors of Celgene approved a two-for-one stock split, payable in the form of a 100 percent stock dividend. The stock split is subject to stockholder's approval to increase the number of authorized shares of common stock from 280,000,000 to 580,000,000, an action that will be voted on at a Special Meeting of the Stockholders on February 16, 2006.

o Celgene expanded its international infrastructure through investments in ongoing commercial, manufacturing, clinical and regulatory activities in Europe to support the potential launch of REVLIMID for the treatment of MDS associated with a deletion 5q cytogenetic abnormality, as well as preparations for the potential launch of REVLIMID as a treatment for relapsed or refractory multiple myeloma.

o Celgene was added to the Nasdaq-100 Index(R), and included in the Nasdaq-100 Index Tracking Stock (NASDAQ: QQQQ). In 2005, Celgene was reported as the best performing stock in the Nasdaq-100.

WEBCAST
Celgene will host a conference call to discuss the results and achievements of its fourth quarter and 2005 fiscal year operating and financial performance on January 26, 2005 at 9:00 a.m. EDT.

The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon EDT January 26, 2006 until midnight EDT February 3, 2006. To access the replay, dial 1-800-642-1687 and enter Reservation Number 4306926.

ABOUT CELGENE
Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

THIS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND THOSE FACTORS DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS 10K, 10Q AND 8K REPORTS.

                                      # # #

                               CELGENE CORPORATION
                      Consolidated Statement of Operations
                               Three Months Ended
                                   (Unaudited)
                     (In thousands, except per share data)

                                                           DECEMBER 31, 2005                          DECEMBER 31, 2004
                                                   GAAP       ADJUSTMENTS     "ADJUSTED"      GAAP       ADJUSTMENTS     "ADJUSTED"
                                                 --------  -----------------  ----------    --------  -----------------  ----------
Net product sales                                $128,697       $    --        $128,697     $ 91,638      $      --       $ 91,638
Collaborative agreements and other revenue          5,505            --           5,505        4,592             --          4,592
Royalty revenue                                    15,136            --          15,136        9,178             --          9,178
                                                 --------       -------        --------     --------      ---------       --------
    Total revenue                                 149,338            --         149,338      105,408             --        105,408

Cost of goods sold                                 26,728           511 (2)      27,239       16,071             --         16,071
Research and development                           52,421            --          52,421       44,332             --         44,332
Selling, general and administrative                55,682          (101)(1)      55,581       34,788                        34,788
                                                 --------       -------        --------     --------      ---------       --------
    Total costs and expenses                      134,831           410         135,241       95,191             --         95,191
                                                 --------       -------        --------     --------      ---------       --------

Operating income                                   14,507          (410)         14,097       10,217             --         10,217

Equity in losses of associated company                948          (948)(2)          --           --             --             --
Interest and other income (expense), net            2,155            --           2,155       18,506         (9,879)(3)      8,627
                                                 --------       -------        --------     --------      ---------       --------
Income before taxes                                15,714           538          16,252       28,723         (9,879)        18,844

Income tax provision                               11,786        (3,515)(4)       8,271        6,484         (5,018)(4)      1,466
                                                 --------       -------        --------     --------      ---------       --------
Net income                                       $  3,928       $ 4,053        $  7,981     $ 22,239      $  (4,861)      $ 17,378
                                                 ========       =======        ========     ========      =========       ========


PER COMMON SHARE - BASIC AND DILUTED
------------------------------------

Net income - basic                               $   0.02       $  0.03        $   0.05     $   0.13      $   (0.03)      $   0.10
                                                 ========       =======        ========     ========      =========       ========

Net income - diluted                             $   0.02       $  0.02        $   0.04     $   0.13      $   (0.03)      $   0.10
                                                 ========       =======        ========     ========      =========       ========

Weighted average shares outstanding-basic         169,919       169,919         169,919      164,749        164,749        164,749
                                                 ========       =======        ========     ========      =========       ========

Weighted average shares outstanding-diluted       179,999       179,999         179,999      173,669        173,669        173,669
                                                 ========       =======        ========     ========      =========       ========



CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters.

(2) To exclude the Company's share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(3) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise.

(4) To adjust the income tax provision to cash taxes, net of federal refunds and payments. The projected cash taxes differs from the GAAP provision due primarily to (i) The recognition of deferred tax assets in the first quarter of 2005 that decreased the tax provision but not cash taxes, (ii) the exercise of employee stock options in the current year that reduce cash taxes, but not the tax provision, and (iii) the payment in the current year of prior year taxes, that increase cash taxes, but not the tax provision.

                               CELGENE CORPORATION
                      Consolidated Statement of Operations
                               Twelve Months Ended
                                   (Unaudited)
                     (In thousands, except per share data)

                                                           DECEMBER 31, 2005                          DECEMBER 31, 2004
                                                   GAAP       ADJUSTMENTS     "ADJUSTED"      GAAP       ADJUSTMENTS     "ADJUSTED"
                                                 --------  -----------------  ----------    --------  -----------------  ----------
Net product sales                                $ 445,625      $      --      $ 445,625    $ 330,571     $      --       $ 330,571
Collaborative agreements and other revenue          41,334             --         41,334       20,012            --          20,012
Royalty revenue                                     49,982             --         49,982       26,919            --          26,919
                                                 ---------      ---------      ---------    ---------     ---------       ---------
    Total revenue                                  536,941             --        536,941      377,502            --         377,502

Cost of goods sold                                  80,727            687 (2)     81,414       59,726            --          59,726
Research and development                           190,834             --        190,834      160,852            --         160,852
Selling, general and administrative                181,796         (2,456)(1)    179,340      114,196            --         114,196
                                                 ---------      ---------      ---------    ---------     ---------       ---------
    Total costs and expenses                       453,357         (1,769)       451,588      334,774            --         334,774
                                                 ---------      ---------      ---------    ---------     ---------       ---------

Operating income                                    83,584          1,769         85,353       42,728            --          42,728

Equity in losses of associated company               6,923         (6,923)(2)         --           --            --              --
Interest and other income (expense), net             7,551          6,875 (3)     14,426       20,443         1,922 (3)      22,365
                                                 ---------      ---------      ---------    ---------     ---------       ---------
Income before taxes                                 84,212         15,567         99,779       63,171         1,922          65,093

Income tax provision                                20,556         11,102 (4)     31,658       10,415        (4,925)(4)       5,490
                                                 ---------      ---------      ---------    ---------     ---------       ---------
Net income                                       $  63,656      $   4,465      $  68,121    $  52,756     $   6,847       $  59,603
                                                 =========      =========      =========    =========     =========       =========


PER COMMON SHARE - BASIC AND DILUTED

Net income - basic                               $    0.38      $    0.03      $    0.41    $    0.32     $    0.04       $    0.36
                                                 =========      =========      =========    =========     =========       =========

Net income - diluted                             $    0.35      $    0.03      $    0.38    $    0.31     $    0.03       $    0.34
                                                 =========      =========      =========    =========     =========       =========

Weighted average shares outstanding-basic          167,756        167,756        167,756      163,869       163,869         163,869
                                                 =========      =========      =========    =========     =========       =========

Weighted average shares outstanding-diluted        195,292        195,292        195,292      172,855       172,855         172,855
                                                 =========      =========      =========    =========     =========       =========



CELGENE CORPORATION
NOTES TO RECONCILIATION OF GAAP EARNINGS TO "ADJUSTED" EARNINGS
TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) To exclude accelerated depreciation expense related to the relocation of the Company's corporate headquarters.

(2) To exclude the Company's share of equity losses in EntreMed, Inc. and to adjust for our share of THALOMID royalties payable to EntreMed, Inc.

(3) To exclude the charge recorded for changes in the estimated value of the Company's investment in EntreMed, Inc. warrants prior to our March 31, 2005 exercise.

(4) To adjust the income tax provision to cash taxes, net of federal refunds and payments. The projected cash taxes differs from the GAAP provision due primarily to (i) The recognition of deferred tax assets in the first quarter of 2005 that decreased the tax provision but not cash taxes, (ii) the exercise of employee stock options in the current year that reduce cash taxes, but not the tax provision, and (iii) the payment in the current year of prior year taxes, that increase cash taxes, but not the tax provision.

CELGENE CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  DECEMBER 31,      DECEMBER 31,
                                                      2005              2004
                                                  -----------       -----------

Cash, cash equivalents & marketable
   securities                                      $  724,260        $  748,537
Total assets                                        1,246,637         1,107,293
Convertible notes                                     399,984           400,000
Stockholders' equity                                  635,775           477,444